Exhibit 10.10

AMBRX, INC.

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (the “Second Amendment”) to the Executive Employment Agreement by and between John W. Wallen, III (“Executive”) and Ambrx, Inc. a Delaware corporation (the “Company” or “Ambrx”) dated as of February 1, 2004 (the “Agreement”) and as amended by the Amendment to Executive Employment Agreement (the “First Amendment”) dated as of December 22, 2008, is effective as of February 1, 2014 (the “Effective Date”)

WHEREAS, Executive and the Company have agreed to a reduced work schedule and compensation for Executive and wish to document the new arrangement;

THEREFORE, in exchange for the foregoing premises and the consideration set forth below, the Executive and the Company (collectively the “Parties”) hereby agree as follows:

1.	BASE COMPENSATION AND TIME COMMITMENT

1.1 Executive’s salary as set forth in Section 4.1 of the Agreement, and as has been increased over time, shall be reduced to eighty (80) percent of his salary as in effect on January 1, 2014.

1.2 The following language shall be added as Section 4.6 of the Agreement:

“4.6 Retention Incentive. Provided that Executive’s employment with the Company is not terminated by either party on or before June 30, 2015, The Company shall pay to Executive $65,000 on or before June 30, 2015.

1.3 The last sentence of Section 2.2 of the Agreement is stricken and is hereby replaced with the following:

“Executive shall be expected to dedicate eighty (80) percent of Executive’s regular work time to the Company (four (4) days per week on average), Executive’s bonus and vacation accrual shall be prorated at eighty (80) percent of the regular award or accrual, and Executive may engage in outside business activities otherwise, subject to the following restrictions:

(a) Executive shall notify the CEO of the identity and nature of the outside business activity, and the scope of his obligations to it, if any, and shall not engage in such outside business activity without prior written approval by the CEO.

(b) During Executive’s employment, Executive may not directly or indirectly, engage in, perform services for, own, become a shareholder, partner or member in, or lend money to any person or entity engaged in any business developing or utilizing any technology involving non-natural amino acid conjugation and cell lines for incorporating non-natural amino acids into proteins (the “Business”). Notwithstanding the foregoing, Executive may own up to one (1) percent of the outstanding securities of an entity engaged in the Business that is publicly-traded on a national or international exchange.

(c) Executive may not, directly or indirectly, use or disclose any trade secret information of the Company’s, its affiliates’, or that has been provided to the Company under an obligation not to disclose it or with restrictions on its use in connection with any outside employment or business activity. Executive also understands and agrees that he may not use any Company resources, equipment or personnel for his personal benefit or the benefit of any other person or entity. Executive shall not directly or indirectly, use or disclose any trade secret information of any other person or entity in connection with his employment by the Company. Executive acknowledges that he remains subject to his obligations under that certain the Confidentiality and Proprietary Rights Agreement by and between Executive and the Company dated as of February 9, 2004 (the “NDA”), which is attached hereto as Exhibit A and incorporated by reference herein, and that this Agreement does not limit his obligations under the NDA.

(d) Executive may not engage in any outside activity which would prevent or impede Executive’s performance of his duties under this Agreement or any other obligation of Executive to the Company, contractual or otherwise.

(e) Executive shall not engage in any activity which would constitute a conflict of interest or otherwise violate the applicable rules of the State Bar of California”

2.	GENERAL PROVISIONS

2.1 Entire Agreement. This Second Amendment, together with the Agreement and the First Amendment constitutes the entire agreement of the parties, and supersedes all prior agreements, with respect to the subject matter hereof. Neither party may rely upon any prior or concurrent negotiations, discussions, representations, agreements or promises of any kind whatsoever. This Second Amendment does not alter or supersede any agreements between the parties concerning disclosure or use of confidential information, or assignment of intellectual property rights.

2.2 No Other Provisions Amended. Except as expressly amended by this Second Amendment, no provision of the Agreement or the First Amendment is amended, limited or superseded in any way.

2.3 Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the date first written above.

EXECUTIVE	AMBRX, INC.

/s/ Lawson Macartney	By:	/s/ John W. Wallen III
Print Name: Lawson Macartney	Print Name:	John W. Wallen III
	Title:	Vice President, IP and Corporate Legal

2